September 21, 2018


Jonel Nazareno Iurk
Chief Executive Officer
Energy Co of Parana
Rua Coronel Dulc dio, 800
80420-170 Curitiba,
Paran , Brazil

       Re:       Energy Co of Parana
                 Form 20-F for the Fiscal Year Ended December 31, 2017 Filed May 15, 2018
                 File No. 1-14668

Dear Mr. Iurk:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ William H.
Thompson

                                                          William H. Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products


cc: Adriano Rudek de Moura, Chief Financial Officer and Investor Relations
    Nicolas Grabar, Cleary Gottlieb Steen & Hamilton LLP